Exhibit 99.1

Community Bankers Trust Corporation

Reports Fourth Quarter and Annual Results for 2012

Glen Allen, VA, January 30, 2013 - Community Bankers Trust Corporation (the “Company”) (NYSE MKT: BTC), the holding company for Essex Bank (the “Bank”), today reported results for the fourth quarter of 2012 and the year ended December 31, 2012, including the following:

•	Net income for the fourth quarter of 2012 was $1.6 million compared with net income of $695,000 for the fourth quarter of 2011.
•	Net income for the year ended December 31, 2012 was $5.6 million compared with net income of $1.4 million for the year ended December 31, 2011.
•	Earnings per common share, fully diluted, were $0.06 in the fourth quarter of 2012 and were $0.21 for the full year 2012. This compares with $0.02 for the fourth quarter of 2011 and $0.02 for the year ended December 31, 2011, respectively.
•	Noninterest income increased by $2.5 million, or 50.9%, for the year ended December 31, 2012 compared with the year ended December 31, 2011.
•	Noninterest expense decreased by $3.2 million, or 8.9%, for the year ended December 31, 2012 compared with the year ended December 31, 2011.
•	In December, the Federal Reserve Bank of Richmond and the Bureau of Financial Institutions of the Virginia State Corporation Commission terminated their written agreement with the Company and the Bank.
•	In August, the Company received regulatory approvals to pay its TARP dividend payment due in August, and paid, all five of its then remaining deferred TARP dividend payments and its current interest payment due on its trust preferred securities. The total amount of the payments was $1.4 million, plus interest that had accrued. The Company is current on its dividend and interest obligations.

Loan information, excluding loans covered by FDIC shared-loss agreements:

•	Gross loans increased $30.8 million, or 5.7%, for the year ended December 31, 2012 and $16.0 million, or 2.9%, for the fourth quarter of 2012.
•	Net charged-off loans decreased $8.8 million, or 72.4%, for the year ended December 31, 2012 and were $3.4 million, compared with $12.2 million for the year ended December 31, 2011.
•	Nonaccrual loans decreased $7.5 million, or 26.3%, for the year ended December 31, 2012 and $4.7 million, or 18.2%, for the fourth quarter of 2012.
•	Total nonperforming assets declined $8.4 million, or 20.7%, for the year ended December 31, 2012 and $5.4 million, or 14.2%, for the fourth quarter of 2012.
•	The ratio of the allowance for loan losses to nonaccrual loans was 61.4% at December 31, 2012 compared with 52.0% at December 31, 2011.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, “The fourth quarter results show the continued success of our business strategy and finalized a year of prominent accomplishments for the Company. Our goals for 2012 were to aggressively manage nonperforming assets, to continue to improve our core earnings, to pay all of the previously deferred TARP dividend payments and, if possible, to be released from the written agreement. Nonperforming assets decreased almost 21% during 2012 despite a continued sluggish economy. Earnings increased significantly year over year, driven by an increase in noninterest income and a significant decrease in noninterest expense. Because of the increase in net income, we were able to become current on all of our deferred TARP payments in the third quarter. Finally, we were completely released from our written agreement in December. The result of these efforts is reflected in our stock price, which improved 130% year over year.”

Smith continued, “While these goals were quite meaningful, we have set our sights on new and aggressive goals for 2013. We were able to grow our loan portfolio significantly in the fourth quarter and I believe that momentum will continue. In addition, we will strive to have our nonperforming assets at or below the levels of our peers by the end of the year. Lastly, we are working with the U.S. Treasury and our primary regulators on TARP principal repayment strategies that are non-dilutive to our shareholders. I am excited by what our team accomplished in 2012, but I am also positive that it was just the beginning of our goal to add significant value for our shareholders.”

RESULTS OF OPERATIONS

Net income was $1.6 million for the fourth quarter of 2012. This compares with net income of $695,000 in the fourth quarter of 2011 and net income of $1.8 million in the third quarter of 2012. Net income available to common stockholders was $1.3 million in the fourth quarter of 2012 compared with net income available to common stockholders of $423,000 in the fourth quarter of 2011 and net income available to common stockholders of $1.5 million in the third quarter of 2012. For the year ended December 31, 2012, net income was $5.6 million and net income available to common stockholders was $4.5 million, compared with net income of $1.4 million and net income available to common stockholders of $354,000 for the year ended December 31, 2011.

Net income available to common stockholders was $4.5 million, or $0.21 per common share on a diluted basis, for the year ended December 31, 2012 compared with net income available to common stockholders of $354,000, or $0.02 per common share on a diluted basis, for the year ended December 31, 2011. The increase of $4.1 million in net income available to common stockholders was driven by a decrease in noninterest expense of $3.2 million, or 8.9%, an increase in noninterest income of $2.5 million, or 50.9%, a reduction in provision for loan losses of $298,000 and an increase in net interest income of $220,000. This was offset by an increase in income tax expense of $2.1 million.

Net income available to common stockholders was $1.3 million, or $0.06 per common share on a diluted basis, for the quarter ended December 31, 2012 compared with net income available to common stockholders of $423,000, or $0.02 per common share on a diluted basis, for the quarter ended December 31, 2011. The increase in net income available to common stockholders of $874,000, or 206.6%, was driven by a reduction in noninterest expenses of $1.1 million and an increase in noninterest income of $631,000. This was offset by an increase in provision for loan losses of $450,000, a reduction in net interest income of $148,000 and an increase in income tax expense of $209,000.

The following table presents summary income statements for the three months ended December 31, 2012, September 30, 2012 and December 31, 2011 and the years ended December 31, 2012 and December 31, 2011.

SUMMARY INCOME STATEMENT

(Dollars in thousands)	For the three months ended			For the year ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Interest income	$12,919	$12,872	$13,877	$53,719	$56,035
Interest expense	2,054	2,339	2,864	9,692	12,228
Net interest income	10,865	10,533	11,013	44,027	43,807
Provision for loan losses	450	-	-	1,200	1,498
Net interest income after provision
for loan losses	10,415	10,533	11,013	42,827	42,309
Noninterest income	(821)	152	(1,452)	(2,430)	(4,951)
Noninterest expense	7,573	8,039	8,627	32,667	35,854
Net income before income taxes	2,021	2,646	934	7,730	1,504
Income tax expense	(448)	(837)	(239)	(2,148)	(60)
Net income	1,573	1,809	695	5,582	1,444
Dividends on preferred stock	221	221	221	884	884
Accretion of preferred stock discount	55	55	51	220	206
Net income per share available
to common stockholders	$1,297	$1,533	$423	$4,478	$354

EPS Basic	$0.06	$0.07	$0.02	$0.21	$0.02
EPS Diluted	$0.06	$0.07	$0.02	$0.21	$0.02

2

Interest Income

Interest income was $12.9 million for the fourth quarter of 2012, an increase of $47,000, from the third quarter of 2012. Interest income on securities increased $101,000 on this linked quarter basis, which was partially offset by a $60,000 decline in interest and fees on loans.

Year over year, interest income declined $958,000, or 6.9%, when comparing the fourth quarters of 2012 and 2011. Interest income was $13.9 million in the fourth quarter of 2011 and declined to $12.9 million in the fourth quarter of 2012. Interest and fees on FDIC covered loans declined $1.4 million when comparing the fourth quarter of 2012 to the fourth quarter of 2011. This was due to a decrease of $11.9 million on the average balance of FDIC covered loans when comparing the fourth quarter of 2012 to the same period in 2011. Partially offsetting this decrease was improved interest and fees on loans, which increased $291,000, from $7.4 million in the fourth quarter of 2011 to $7.7 million in the fourth quarter of 2012. This was the result of an increase of $43.7 million, or 8.4%, in the average balance of non-covered loans from the fourth quarter of 2011 to the fourth quarter of 2012.

Interest income was $53.7 million for the year ended December 31, 2012, a decrease of $2.3 million from interest income of $56.0 million for the year ended December 31, 2011. Interest and fees on FDIC covered loans declined $3.5 million, from $17.6 million for the year ended December 31, 2011 to $14.1 million for the year ended December 31, 2012. Additionally, securities income declined $219,000, from $9.1 million for the year ended December 31, 2011 to $8.9 million for the year ended December 31, 2012. The tax-equivalent yield on investment securities declined from 3.28% for the year ended December 31, 2011 to 3.02% for the year ended December 31, 2012 as management repositioned a large portion of the portfolio into variable rate securities. Offsetting these decreases was an increase of $1.4 million in interest and fees on loans, from $29.3 million for the year ended December 31, 2011 to $30.7 million for the year ended December 31, 2012. The average balance of non-covered loans increased $45.2 million, or 8.8%, and was $556.1 million for the year ended December 31, 2012 compared with $510.9 million for the same period in 2011. The yield on the average balance of non-covered loans declined from 5.73% for the year ended December 31, 2011 to 5.51% for the year ended December 31, 2012.

Interest Expense

Interest expense was $2.1 million for the fourth quarter of 2012 compared with interest expense of $2.3 million in the third quarter of 2012. Average interest bearing liabilities increased $12.3 million, or 1.3%, during the quarter. However, the cost of interest bearing liabilities declined from 1.02% in the third quarter of 2012 to 0.88% in the fourth quarter of 2012. This resulted in a decrease of $285,000, or 12.2%, in the cost of interest bearing liabilities on a linked quarter basis. The continued decline in interest expense is the result of higher than projected demand deposit balances, which has allowed management to reprice both certificate of deposit maturities at lower rates and the renewal of $22.0 million in maturing FHLB advances at lower rates.

Year over year, interest expense declined $810,000, from $2.9 million in the fourth quarter of 2011 to $2.1 million in the fourth quarter of 2012. This 28.3% expense decline resulted from decreases in cost. The cost of interest bearing liabilities declined from 1.27% in the fourth quarter of 2011 to 0.88% in the fourth quarter of 2012. The cost of deposits declined similarly from 1.17% in the fourth quarter of 2011 to 0.85% for the fourth quarter of 2012. The cost of Federal Home Loan Bank (FHLB) and other borrowings also exhibited improvement, from 3.51% in the fourth quarter of 2011 to 1.39% in the fourth quarter of 2012. As a result of the opportunity to obtain these borrowings at lower rates, the Company increased the average balance of FHLB borrowings by $14.1 million during the year and the balance of FHLB borrowings at December 31, 2012 was $49.8 million.

Interest expense declined $2.5 million from $12.2 million for the year ended December 31, 2011 to $9.7 million for the year ended December 31, 2012. This decline of 20.7% was driven by a reduction in the cost of interest bearing liabilities from 1.36% for the year ended December 31, 2011 to 1.06% for the year ended December 31, 2012.

3

Net Interest Income

Net interest income was $10.9 million for the quarter ended December 31, 2012, compared with $10.5 million for the quarter ended September 30, 2012.  This represents an increase of $332,000, or 3.2%. On a tax equivalent basis, net interest income was $10.9 million for the fourth quarter of 2012 compared with tax equivalent net interest income of $10.6 million for the third quarter of 2012. The tax equivalent net interest margin increased from 4.32% in the third quarter of 2012 to 4.39% in the fourth quarter of 2012. This was due to an increase in net interest spread, from 4.25% to 4.34%, on a linked quarter basis.

Year over year, net interest income decreased $148,000, or 1.3%, from $11.0 million in the fourth quarter of 2011 to $10.9 million in the fourth quarter of 2012. This was primarily the result of a decrease in the Company’s interest spread, from 4.63% in the fourth quarter of 2011 to 4.34% in the fourth quarter of 2012. This decreased the Company’s net interest margin from 4.69% in the fourth quarter of 2011 to 4.39% for the same period in 2012.

Net interest income was $44.0 million for the year ended December 31, 2012, compared with $43.8 million for the year ended December 31, 2011.  This represents an increase in net interest income for 2012 of $220,000. A decline of $2.3 million in the yield on earning assets was virtually offset by a decline of $2.5 million in the cost of interest bearing liabilities, which resulted in the increase of 0.5% in net interest income. The tax equivalent net interest margin decreased from 4.72% for the year ended December 31, 2011 to 4.53% for the year ended December 31, 2012. This was driven by a decrease in interest spread from 4.66% in 2011 to 4.46% in 2012. Interest spread is the product of yield on earning assets less cost of total interest-bearing liabilities.

The following tables compare the Company’s net interest margin, on a tax-equivalent basis, for the three months ended December 31, 2012, September 30, 2012 and December 31, 2011 and for the years ended December 31, 2012 and December 31, 2011.

NET INTEREST MARGIN

(Dollars in thousands)	For the three months ended
	December 31, 2012	September 30, 2012	December 31, 2011
Average interest earning assets	$996,023	$981,090	$947,751
Interest income	$12,919	$12,872	$13,877
Interest income - tax equivalent	$12,988	$12,932	$13,968
Yield on interest earning assets	5.22%	5.27%	5.90%
Average interest bearing liabilities	$927,856	$915,514	$900,610
Interest expense	$2,054	$2,339	$2,864
Cost of interest bearing liabilities	0.88%	1.02%	1.27%
Net interest income	$10,865	$10,533	$11,013
Net interest income - tax equivalent	$10,934	$10,593	$11,104
Interest spread	4.34%	4.25%	4.63%
Net interest margin	4.39%	4.32%	4.69%

	For the year ended
	December 31, 2012	December 31, 2011
Average interest earning assets	$977,066	$938,867
Interest income	$53,719	$56,035
Interest income - tax equivalent	$53,971	$56,563
Yield on interest earning assets	5.52%	6.02%
Average interest bearing liabilities	$916,038	$901,203
Interest expense	$9,692	$12,228
Cost of interest bearing liabilities	1.06%	1.36%
Net interest income	$44,027	$43,807
Net interest income - tax equivalent	$44,279	$44,335
Interest spread	4.46%	4.66%
Net interest margin	4.53%	4.72%

4

Provision for Loan Losses

The provision for loan losses was $450,000 for the quarter ended December 31, 2012 compared with no provision for the quarters ended September 30, 2012 and December 31, 2011. The provision for loan losses was $1.2 million for the year ended December 31, 2012 compared with $1.5 million for the year ended December 31, 2011.

The Company records a separate provision for loan losses for its non-covered loan portfolio and its FDIC covered loan portfolio. Only the non-covered portfolio had a provision for the fourth quarter of 2012. The provision for loan losses on non-covered loans was $1.5 million for the year ended December 31, 2012 compared with $1.5 million for the year ended December 31, 2011. The provision for loan losses on covered loans was a $250,000 credit for the year ended December 31, 2012, which was the result of improvement in expected losses on the Company’s FDIC covered portfolio, which the Company recognized in the first quarter of the year. There was no provision for the covered loan portfolio for the year ended December 31, 2011.

Noninterest Income

Noninterest income was negative $821,000 for the fourth quarter of 2012 compared with $152,000 for the third quarter of 2012.  The largest component of noninterest income was FDIC indemnification asset amortization, which reduces noninterest income, and was $1.5 million in the fourth quarter of 2012 and $1.6 million in the third quarter of 2012. Amortization of the FDIC indemnification asset is the result of better than expected performance on the covered loan portfolio. This better than expected performance also results in increased accretable yield and interest income on the covered portfolio. Loss on other real estate owned (OREO) was $660,000 in the fourth quarter of 2012 and $767,000 in the third quarter of 2012. Management proactively assesses OREO and as a result wrote down values by $477,000 in the third quarter of 2012 and $626,000 in the fourth quarter of 2012.

Noninterest income was positively affected by $138,000 in gains on sales of securities in the fourth quarter of 2012 and $1.2 million in gains on sales of securities in the third quarter of 2012. Also positively affecting noninterest income on a linked quarter basis was an increase in service charges on deposit accounts of $13,000, from $716,000 in the third quarter of 2012 to $729,000 in the fourth quarter of 2012. Other noninterest income declined $138,000 on a linked quarter basis and was $464,000 in the fourth quarter of 2012 compared with $602,000 in the third quarter of 2012. This decrease reflects fewer reimbursable loss events in FDIC covered loans.

Year over year, noninterest income increased $631,000, from negative $1.5 million in the fourth quarter of 2011, to negative $821,000 in the fourth quarter of 2012. FDIC indemnification asset amortization was the largest contributor to this increase, $1.1 million, and improved from negative $2.6 million in the fourth quarter of 2011 to negative $1.5 million for the same period in 2012. Service charges on deposit accounts increased $82,000, from $647,000 in the fourth quarter of 2011 to $729,000 for the same period in 2012. Offsetting these increases was an increase of $323,000 in loss on OREO. Loss on OREO was $337,000 in the fourth quarter of 2011 and $660,000 in the fourth quarter of 2012. Additionally, gains on sales of securities declined $168,000 year over year and were $306,000 in the fourth quarter of 2011 and $138,000 in the fourth quarter of 2012. Other noninterest income declined $71,000, from $535,000 in the fourth quarter of 2011 to $464,000 in the fourth quarter of 2012.

For the year ended December 31, 2012, noninterest income equaled negative $2.4 million, compared with negative $5.0 million for the year ended December 31, 2011. This improvement of $2.5 million was due to a reduction in FDIC indemnification asset amortization of $3.4 million, from $10.4 million for the year ended December 31, 2011 to $6.9 million for the same period in 2012. Also improving noninterest income performance was a $1.0 million reduction in loss on OREO, from a loss of $2.9 million for the year ended December 31, 2011 to a loss of $1.8 million for the same period in 2012. Service charges on deposit accounts increased 9.3%, or $233,000, from $2.5 million for the year ended December 31, 2011 to $2.7 million for the same period in 2012. Offsetting these increases was a decrease in gain on sale of securities of $1.4 million, from $2.9 million for the year ended December 31, 2011 to $1.5 million for the same period in 2012. Other noninterest income declined $800,000 for the year ended December 31, 2012 compared with the same period in 2011. Other noninterest income was $2.1 million for the year ended December 31, 2012 and $2.9 million for the year ended December 31, 2011.

5

Noninterest Expense

On a linked quarter basis, noninterest expenses totaled $7.6 million for the three months ended December 31, 2012 compared with $8.0 million for the quarter ended September 30, 2012, a decrease of $466,000, or 5.8%. FDIC assessment declined $331,000 on a linked quarter basis, the result of a change in the Bank’s risk classification and an adjustment in the amortization of the FDIC’s 2010 prepaid assessment. Data processing expenses declined $138,000 on a linked quarter basis and were $473,000 in the third quarter of 2012 and $335,000 in the fourth quarter of 2012. During the fourth quarter of 2012, the Company received a reimbursement of $177,000 from its third party core processor for indirect expenses related to processing delays as a result of Hurricane Sandy.

Noninterest expenses declined $1.1 million, or 12.2%, when comparing the fourth quarter of 2012 to the same period in 2011. FDIC assessment declined $538,000, from $575,000 in the fourth quarter of 2011 to $37,000 in the fourth quarter of 2012. Other operating expenses declined $176,000, from $1.7 million in the fourth quarter of 2011 to $1.5 million in the fourth quarter of 2012. Data processing fees declined $124,000 when comparing the fourth quarter of 2012 to the same period in 2011 and were $459,000 in the fourth quarter of 2011 and $335,000 in the fourth quarter of 2012. Salaries and employee benefits declined $110,000 year over year, from $4.2 million in the fourth quarter of 2011 to $4.1 million in the fourth quarter of 2012.

For the year ended December 31, 2012, noninterest expenses declined $3.2 million, or 8.9%, when compared with the same period in 2011. Noninterest expenses were $35.9 million for the year ended December 31, 2011 and declined to $32.7 million for the same period in 2012. FDIC assessment exhibited the largest category decrease, $1.3 million, and was $2.8 million for the year ended December 31, 2011 compared with $1.5 million for the same period in 2012, a decrease of 46.7%. Other operating expenses were $6.3 million and declined $838,000 from $7.2 million for the year ended December 31, 2011. Additional declines for the year ended December 31, 2012 compared with the year ended December 31, 2011 were $393,000 in legal fees, $192,000 in professional fees, $179,000 in occupancy expenses, $150,000 in equipment expenses, $92,000 in salaries and employee benefits and $40,000 in data processing fees. The decrease in legal fees and professional fees were primarily a reflection of improved credit quality. Other improvements reflect a concerted effort on the part of management to drive overhead expenses lower.

Income Taxes

Income tax expense was $448,000 for the three months ended December 31, 2012, compared with income tax expense of $837,000 in the third quarter of 2012. Income tax expense was $239,000 in the fourth quarter of 2011. For the year ended December 31, 2012, income tax expense was $2.1 million compared with income tax expense of $60,000 for the year ended December 31, 2011.

FINANCIAL CONDITION

At December 31, 2012, the Company had total assets of $1.153 billion, an increase of $60.8 million, or 5.6%, from total assets of $1.092 billion at December 31, 2011. Total loans were $660.1 million at December 31, 2012, increasing $17.8 million, or 2.8%, from $642.3 million at December 31, 2011.   The carrying value of FDIC covered loans declined $12.9 million, or 13.2%, from December 31, 2011 and was $84.6 million at December 31, 2012. Non-covered loans equaled $575.5 million at December 31, 2012, increasing $30.8 million, or 5.6%, since December 31, 2011.

Non-covered loans, net of unearned income, increased $15.9 million, or 2.9%, during the fourth quarter of 2012. Multifamily loans exhibited the largest dollar increase, $6.7 million, or 30.3%, and ended the year at $28.7 million. Commercial real estate loans increased $4.8 million, or 2.0%, and were $246.5 million at December 31, 2012. Residential 1-4 family loans grew $4.2 million, or 3.2%, in the fourth quarter of 2012, and were $135.4 million at December 31, 2012. Commercial loans grew $4.4 million, or 6.0%, during the fourth quarter of 2012 and were $77.8 million at December 31, 2102.

6

The following table shows the composition of the Company’s non-covered loan portfolio at December 31, 2012, September 30, 2012 and December 31, 2011.

NON-COVERED LOANS

(Dollars in thousands)	December 31, 2012		September 30, 2012		December 31, 2011
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$135,420	23.53%	$131,192	23.44%	$127,200	23.34%
Commercial	246,521	42.83%	241,692	43.18%	220,471	40.46%
Construction and land development	61,127	10.62%	64,304	11.49%	75,691	13.89%
Second mortgages	7,230	1.26%	7,569	1.35%	8,129	1.49%
Multifamily	28,683	4.98%	22,018	3.93%	19,746	3.62%
Agriculture	10,359	1.80%	10,527	1.88%	11,444	2.10%
Total real estate loans	489,340	85.01%	477,302	85.27%	462,681	84.90%
Commercial loans	77,835	13.52%	73,415	13.12%	72,149	13.24%
Consumer installment loans	6,929	1.20%	7,442	1.33%	8,461	1.55%
All other loans	1,526	0.27%	1,565	0.28%	1,659	0.31%
Gross loans	575,630	100.00%	559,724	100.00%	544,950	100.00%
Allowance for loan losses	(12,920)		(14,303)		(14,835)
Net unearned income/unamortized
premium on loans	(148)		(192)		(232)
Non-covered loans, net of unearned income	$562,562		$545,229		$529,883

The Company’s securities portfolio, including equity securities, increased $54.7 million, or 18.0%, during the year ended December 31, 2012, to $358.8 million, with realized gains of $1.5 million, through sales activity. These net gains were taken during the year in a portfolio repositioning strategy to mitigate interest rate risk in a higher rate environment. In a higher rate environment, the liquidity of fixed rate securities is compromised and interest rate risk increases. The Company has shifted from mortgage-backed securities balances to floating rate securities issued by the Small Business Administration (SBA) and high quality state, county and municipalities. Additionally, the Company took a short-term position in a $40 million U.S. Treasury issue at December 31, 2012 to fully invest excess cash and due balances.

The fair value of available-for-sale mortgage backed securities and available-for-sale mortgage backed securities of U.S. Government sponsored agencies declined by $127.6 million during 2012. Balances in U.S. Treasury and U.S. Government agencies increased $145.9 million as the Company enacted its strategy of buying SBA floating rate securities as a tool to mitigate interest and liquidity risks in a higher rate environment. Also, balances in available-for-sale municipal bonds increased by $55.6 million.

On a linked quarter basis, the Company’s securities portfolio, including equity securities, increased $46.3 million, from $312.4 million at September 30, 2012 to $358.8 million at December 31, 2012. There were $138,000 in gains realized during the fourth quarter.

The Company had cash and cash equivalents of $24.1 million at December 31, 2012 compared with $21.8 million at December 31, 2011. There were $5.4 million in Federal funds purchased at December 31, 2012 compared with no Federal funds sold or purchased at December 31, 2011.

7

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, at December 31, 2012, September 30, 2012 and December 31, 2011.

SECURITIES PORTFOLIO

(Dollars in thousands)	December 31, 2012		September 30, 2012		December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$153,480	$153,277	$111,523	$110,899	$7,255	$7,414
U.S. Government sponsored agencies	500	503	502	509	1,005	1,033
State, county and municipal	112,110	117,596	100,847	105,738	58,183	62,043
Corporate and other bonds	7,530	7,618	6,535	6,608	4,801	4,631
Mortgage backed securities (MBS)	15,192	15,560	16,888	17,236	73,616	74,093
MBS - U.S. Government sponsored agencies	14,349	14,524	15,422	15,404	82,966	83,550
Total securities available for sale	$303,161	$309,078	$251,717	$256,394	$227,826	$232,764

	December 31, 2012		September 30, 2012		December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$11,825	$12,967	$11,832	$13,054	$12,168	$13,479
Mortgage backed securities (MBS)	9,112	9,727	10,099	10,820	12,743	13,565
MBS - U.S. Government sponsored agencies	21,346	22,534	26,758	28,139	39,511	41,541
Total securities held to maturity	$42,283	$45,228	$48,689	$52,013	$64,422	$68,585

Interest bearing deposits at December 31, 2012 were $896.3 million, an increase of $27.8 million from December 31, 2011. Time deposits $100,000 and over increased $47.2 million during the year ended December 31, 2012 as management obtained $41.0 million in low cost brokered and municipal certificates. Low cost NOW accounts increased $14.2 million, or 11.0%, during 2012 and $25.8 million, or 22.0%, during the fourth quarter. Savings deposits increased $7.6 million during the year ended December 31, 2012. Time deposits less than $100,000 decreased $39.0 million during 2012 as the availability of low cost funds $100,000 and over allowed management to lower rates on retail certificates. MMDA accounts declined $2.2 million during the year ended December 31, 2012 and were $113.2 million.

The following table compares the mix of interest bearing deposits for December 31, 2012, September 30, 2012 and December 31, 2011.

INTEREST BEARING DEPOSITS

(Dollars in thousands)
	December 31, 2012	September 30, 2012	December 31, 2011
NOW	$142,923	$117,120	$128,758
MMDA	113,171	113,288	115,397
Savings	77,506	76,499	69,872
Time deposits less than $100,000	287,422	292,374	326,383
Time deposits $100,000 and over	275,318	263,087	228,128
Total interest bearing deposits	$896,340	$862,368	$868,538

8

The Company had FHLB advances of $49.8 million at December 31, 2012 and $37.0 million at December 31, 2011. During the third quarter of 2012, the Company obtained an additional $13.0 million in FHLB advances, as well as rolling over $22.0 million in maturing advances at much lower rates than was being carried prior to their maturities during the quarter. The Company anticipates that the repricing on the $37.0 million will result in approximately $480,000 in after tax savings and that net after tax savings on total FHLB borrowings will be approximately $370,000.

Stockholders’ equity was $115.3 million at December 31, 2012 and $111.2 million at December 31, 2011. The equity-to-asset ratios were 10.0% at December 31, 2012 and 10.2% at December 31, 2011. Stockholders’ equity was $113.1 million at September 30, 2012.

Asset Quality – non-covered assets

Nonaccrual loans were $21.0 million at December 31, 2012, compared with $25.7 million at September 30, 2012 and $28.5 million at December 31, 2011. The decrease from September 30, 2012 was comprised of $3.0 million in additions to nonaccrual loans, $4.6 million of loans returning to accrual status due to satisfactory payment performance, $1.9 million in charge-offs, $82,000 in foreclosures and $1.4 million in payments to existing loans on nonaccrual.

Total nonperforming assets decreased $5.4 million, from $37.7 million at September 30, 2012 to $32.4 million at December 31, 2012. Total nonperforming assets also decreased $8.4 million, or 20.7%, from total nonperforming assets of $40.8 million at December 31, 2011.

There were net charge-offs of $1.8 million in the fourth quarter of 2012 and $3.4 million for the year ended December 31, 2012.  Total charge-offs for the fourth quarter of 2012 were $2.0 million and recoveries of previously charged-off loans for the same period were $141,000.  Total charge-offs for the year ended December 31, 2012 were $5.5 million and recoveries of previously charged-off loans for the same period were $2.1 million.

Non-covered OREO decreased $1.1 million in the fourth quarter of 2012 and was $10.8 million at December 31, 2012. The change in non-covered OREO during the fourth quarter of 2012 was reflected in additions of $425,000, reductions by sales of $900,000 and write-downs of $626,000.  Non-covered OREO of $10.8 million at December 31, 2012 was $541,000 higher than at December 31, 2011.

The allowance for loan losses equaled 61.38% of non-covered nonaccrual loans at December 31, 2012, compared with 55.59% of non-covered nonaccrual loans at September 30, 2012 and 51.98% at December 31, 2011. The ratio of the allowance for loan losses to total nonperforming assets was 39.94% at December 31, 2012, compared with 37.93% at September 30, 2012 and 36.36% at December 31, 2011.  Nonperforming assets to loans and other real estate have declined from 7.35% at December 31, 2011 to 5.52% at December 31, 2012.

The following table reconciles the activity in the Company’s non-covered allowance for loan losses, by quarter, for the past five quarters.

CREDIT QUALITY

(Dollars in thousands)	2012	2012	2012	2012	2011
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$14,303	$13,526	$13,935	$14,835	$15,764
Provision for loan losses	450	-	500	500	-
Charge-offs	(1,974)	(819)	(1,147)	(1,557)	(969)
Recoveries	141	1,596	238	157	40
Net (charge-offs) recovery	(1,833)	777	(909)	(1,400)	(929)
End of period	$12,920	$14,303	$13,526	$13,935	$14,835

9

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

ASSET QUALITY (NON-COVERED)

(Dollars in thousands)	2012				2011
	December	September	June	March	December
	31	30	30	31	31
Nonaccruing loans	$21,048	$25,730	$25,168	$25,601	$28,542
Loans past due over 90 days and accruing interest	509	85	-	403	2,005
Total nonperforming non-covered loans	21,557	25,815	25,168	26,004	30,547
Other real estate owned non-covered	10,793	11,896	11,869	12,696	10,252
Total nonperforming non-covered assets	$32,350	$37,711	$37,037	$38,700	$40,799

Allowance for loan losses to loans	2.25%	2.56%	2.46%	2.54%	2.72%
Allowance for loan losses to nonperforming assets	39.94%	37.93%	36.52%	36.01%	36.36%
Allowance for loan losses to nonaccrual loans	61.38%	55.59%	53.74%	54.43%	51.98%
Nonperforming assets to loans and other real estate	5.52%	6.60%	6.60%	6.89%	7.35%
Net charge-offs/(recovery) for quarter to average loans, annualized	1.30%	(0.56%)	0.66%	1.02%	0.71%

A further breakout of nonaccrual loans, excluding covered loans, at December 31, 2012, September 30, 2012 and December 31, 2011 is below:

NON-COVERED NONACCRUAL LOANS

(Dollars in thousands)	December 31, 2012		September 30, 2012		December 31, 2011
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$5,562	0.97%	$5,474	0.98%	$5,320	0.98%
Commercial	5,818	1.01%	8,916	1.59%	9,187	1.69%
Construction and land development	8,814	1.53%	10,318	1.84%	12,718	2.33%
Second mortgages	141	0.02%	140	0.03%	189	0.03%
Multifamily	-	-	-	-	-	-
Agriculture	250	0.04%	54	0.01%	53	0.01%
Total real estate loans	20,585	3.58%	24,902	4.45%	27,467	5.04%
Commercial loans	385	0.07%	703	0.13%	1,003	0.18%
Consumer installment loans	78	0.01%	125	0.02%	72	0.01%
All other loans	-	-	-	-	-	-
Gross loans	$21,048	3.66%	$25,730	4.60%	$28,542	5.24%

10

Capital Requirements

Total stockholders’ equity was $115.3 million at December 31, 2012. The Company’s ratio of total risk-based capital was 16.9% at December 31, 2012 compared to 16.2% at December 31, 2011. The tier 1 risk-based capital ratio was 15.7% at December 31, 2012 and 15.0% at December 31, 2011. The Company’s tier 1 leverage ratio was 9.4% at December 31, 2012 and 8.9% at December 31, 2011.  All capital ratios exceed regulatory minimums.

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates one loan production office. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Wednesday, January 30, 2013, at 10:00 a.m. Eastern Time to discuss the fourth quarter and year 2012 financial results. The public is invited to listen to this conference call by dialing 800-860-2442 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 1:00 p.m. Eastern Time on January 30, 2013 until 9:00 a.m. Eastern Time on February 11, 2013. The replay will be available by dialing 877-344-7529 and entering access code 10024161 or through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared loss agreements; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

11

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

12

Consolidated Statements of Financial Condition

Unaudited Condensed

(Dollars in thousands)
	December 31, 2012	September 30, 2012	December 31, 2011
Assets
Cash and due from banks	$12,502	$15,116	$11,078
Interest bearing bank deposits	11,635	17,298	10,763
Federal funds sold	-	5,000	-
Total cash and cash equivalents	24,137	37,414	21,751
Securities available for sale, at fair value	309,078	256,394	232,764
Securities held to maturity	42,283	48,689	64,422
Equity securities, restricted, at cost	7,405	7,351	6,872
Total securities	358,766	312,434	304,058

Loans held for resale	1,266	1,736	580
Loans not covered by FDIC shared loss agreements	575,482	559,532	544,718
Loans covered by FDIC shared loss agreements	84,637	89,121	97,561
Allowance for loan losses (non-covered)	(12,920)	(14,303)	(14,835)
Allowance for loan losses (covered)	(484)	(456)	(776)
Net loans	646,715	633,894	626,668

Bank premises and equipment	33,638	34,002	35,084
Other real estate owned	10,793	11,896	10,252
Covered FDIC other real estate owned	3,370	2,943	5,764
FDIC receivable	895	715	1,780
Bank owned life insurance	15,146	15,008	14,592
Core deposit intangibles, net	10,296	10,863	12,558
FDIC indemnification asset	33,837	36,191	42,641
Other assets	14,429	15,181	16,768
Total assets	$1,153,288	$1,112,277	$1,092,496

Liabilities
Deposits:
Noninterest bearing	$77,978	$78,388	$64,953
Interest bearing	896,340	862,368	868,538
Total deposits	974,318	940,756	933,491

Federal funds purchased	5,412	-	-
Federal Home Loan Bank advances	49,828	50,000	37,000
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	4,289	4,259	6,701
Total liabilities	1,037,971	999,139	981,316

Stockholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value) 17,680 shares issued and outstanding	17,680	17,680	17,680
Discount on preferred stock	(234)	(289)	(454)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (200,000,000 shares authorized $0.01 par value; 21,670,212 shares issued and outstanding at December 31, 2012)	217	217	216
Additional paid in capital	144,398	144,351	144,243
(Accumulated deficit) retained earnings	(50,609)	(51,906)	(53,761)
Accumulated other comprehensive income	2,828	2,048	2,219
Total stockholders' equity	115,317	113,138	111,180
Total liabilities and stockholders' equity	$1,153,288	$1,112,277	$1,092,496

13

Consolidated Statements of Operations
Unaudited Condensed

(Dollars in thousands)	Three months ended				Three months ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Interest and dividend income
Interest and fees on loans	$7,687	$7,710	$7,574	$7,687	$7,396
Interest and fees on FDIC covered loans	2,894	2,931	4,366	3,914	4,251
Interest on federal funds sold	1	-	3	1	1
Interest on deposits in other banks	14	9	19	12	13
Investments (taxable)	2,189	2,103	2,039	2,077	2,036
Investments (nontaxable)	134	119	118	118	180
Total interest income	12,919	12,872	14,119	13,809	13,877
Interest expense
Interest on deposits	1,858	2,056	2,241	2,353	2,504
Interest on federal funds purchased	3	3	3	-	-
Interest on other borrowed funds	193	280	343	359	360
Total interest expense	2,054	2,339	2,587	2,712	2,864

Net interest income	10,865	10,533	11,532	11,097	11,013

Provision for loan losses	450	-	500	250	-
Net interest income after provision for loan losses	10,415	10,533	11,032	10,847	11,013

Noninterest income
Loss on OREO	(660)	(767)	(229)	(177)	(337)
FDIC indemnification asset amortization	(1,492)	(1,579)	(1,983)	(1,882)	(2,603)
Gain/(loss) on sale of securities	138	1,180	290	(116)	306
Service charges on deposit accounts	729	716	674	617	647
Other	464	602	544	501	535
Total noninterest income	(821)	152	(704)	(1,057)	(1,452)

Noninterest expense
Salaries and employee benefits	4,068	4,028	4,177	4,238	4,178
Occupancy expenses	691	708	685	631	660
Equipment expenses	256	266	270	295	298
Legal fees	9	3	15	24	63
Professional fees	84	74	148	85	126
FDIC assessment	37	368	496	584	575
Data processing fees	335	473	499	517	459
Amortization of intangibles	566	565	565	565	565
Other operating expenses	1,527	1,554	1,790	1,471	1,703
Total noninterest expense	7,573	8,039	8,645	8,410	8,627

Net income before income taxes	2,021	2,646	1,683	1,380	934
Income tax expense	(448)	(837)	(473)	(390)	(239)

Net income	1,573	1,809	1,210	990	695
Dividends on preferred stock	221	221	221	221	221
Accretion of discount on preferred stock	55	55	55	55	51
Net income available to common
stockholders	$1,297	$1,533	$934	$714	$423

14

Income Statement Trend Analysis

Unaudited Condensed

(Dollars in thousands)	Year ended
	December 31,	December 31,	December 31,
	2012	2011	2010
Interest and dividend income
Interest and fees on loans	$30,658	$29,272	$33,444
Interest and fees on FDIC covered loans	14,105	17,576	13,759
Interest on federal funds sold	5	6	9
Interest on deposits in other banks	54	65	100
Investments (taxable)	8,408	8,091	8,486
Investments (nontaxable)	489	1,025	3,128
Total interest income	53,719	56,035	58,926
Interest expense
Interest on deposits	8,508	10,815	17,041
Interest on federal funds purchased	9	1	3
Interest on other borrowed funds	1,175	1,412	1,345
Total interest expense	9,692	12,228	18,389

Net interest income	44,027	43,807	40,537

Provision for loan losses	1,200	1,498	27,363
Net interest income after provision for loan losses	42,827	42,309	13,174
Noninterest income
Loss on OREO	(1,833)	(2,869)	(5,052)
FDIC indemnification asset amortization	(6,936)	(10,364)	(3,165)
Gains on sale of securities	1,492	2,868	3,588
Service charges on deposit accounts	2,736	2,503	2,464
Other	2,111	2,911	3,809
Total noninterest income	(2,430)	(4,951)	(1,644)
Noninterest expense
Salaries and employee benefits	16,511	16,603	19,190
Occupancy expenses	2,715	2,894	2,948
Equipment expenses	1,087	1,237	1,394
Legal fees	51	444	456
Professional fees	391	583	1,802
FDIC assessment	1,485	2,788	2,395
Data processing fees	1,824	1,864	2,306
Amortization of intangibles	2,261	2,261	2,261
Impairment of goodwill	-	-	5,727
Other operating expenses	6,342	7,180	6,774
Total noninterest expense	32,667	35,854	45,253

Net income/(loss) before income tax	7,730	1,504	(30,435)
Income tax (expense) benefit	(2,148)	(60)	9,442

Net income/(loss)	5,582	1,444	(20,993)
Dividends on preferred stock	884	884	884
Accretion of discount on preferred stock	220	206	194
Net income/(loss) available to common stockholders	$4,478	$354	$(22,071)

15

Net Interest Margin Analysis

Average Balance Sheet

(Dollars in thousands)

	Three months ended December 31, 2012			Three months ended December 31, 2011
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$564,926	$7,687	5.44%	$521,194	$7,396	5.68%
Loans covered by FDIC loss share	86,415	2,894	13.40%	98,283	4,251	17.30%
Total loans	651,341	10,581	6.50%	619,477	11,647	7.52%
Interest bearing bank balances	23,636	14	0.25%	26,961	13	0.20%
Federal funds sold	2,641	1	0.11%	1,739	1	0.10%
Investments (taxable)	302,949	2,189	2.89%	280,771	2,036	2.90%
Investments (tax exempt) (1)	15,456	203	5.25%	18,803	271	5.76%
Total earning assets	996,023	12,988	5.22%	947,751	13,968	5.90%
Allowance for loan losses	(14,323)			(15,983)
Non-earning assets	141,492			151,277
Total assets	$1,123,192			$1,083,045

LIABILITIES AND
STOCKHOLDERS' EQUITY
Demand - interest bearing	$240,391	$189	0.31%	$235,291	$284	0.48%
Savings	77,484	58	0.30%	69,480	82	0.47%
Time deposits	552,926	1,611	1.17%	554,713	2,138	1.54%
Total interest-bearing deposits	870,801	1,858	0.85%	859,484	2,504	1.17%
Fed funds purchased	1,833	3	0.51%	2	-	0.71%
FHLB and other borrowings	55,222	193	1.39%	41,124	360	3.51%
Total interest-bearing liabilities	927,856	2,054	0.88%	900,610	2,864	1.27%
Non-interest bearing deposits	76,154			66,111
Other liabilities	4,216			5,434
Total liabilities	1,008,226			972,155
Stockholders' equity	114,966			110,890
Total liabilities and
stockholders' equity	$1,123,192			$1,083,045
Net interest earnings		$10,934			$11,104
Interest spread			4.34%			4.63%
Net interest margin			4.39%			4.69%

(1) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

16

Net Interest Margin Analysis

Average Balance Sheet

(Dollars in thousands)

	Year ended December 31, 2012			Year ended December 31, 2011
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$556,113	$30,658	5.51%	$510,940	$29,272	5.73%
Loans covered by FDIC loss share	91,489	14,105	15.42%	104,558	17,576	16.81%
Total loans	647,602	44,763	6.91%	615,498	46,848	7.61%
Interest bearing bank balances	22,425	54	0.24%	25,678	65	0.26%
Federal funds sold	4,254	5	0.11%	4,036	6	0.14%
Investments (taxable)	289,617	8,408	2.90%	266,887	8,091	3.03%
Investments (tax exempt) (1)	13,168	741	5.63%	26,768	1,553	5.80%
Total earning assets	977,066	53,971	5.52%	938,867	56,563	6.02%
Allowance for loan losses	(14,601)			(19,614)
Non-earning assets	145,507			160,217
Total assets	$1,107,972			$1,079,470

LIABILITIES AND
STOCKHOLDERS' EQUITY
Demand - interest bearing	$238,418	$859	0.36%	$234,180	$1,323	0.56%
Savings	74,129	256	0.35%	67,469	347	0.51%
Time deposits	556,784	7,393	1.33%	558,239	9,145	1.64%
Total interest-bearing deposits	869,331	8,508	0.98%	859,888	10,815	1.26%
Fed funds purchased	1,348	9	0.64%	191	1	0.63%
FHLB and other borrowings	45,359	1,175	2.59%	41,124	1,412	3.43%
Total interest-bearing liabilities	916,038	9,692	1.06%	901,203	12,228	1.36%
Non-interest bearing deposits	72,391			64,150
Other liabilities	4,532			4,998
Total liabilities	992,961			970,351
Stockholders' equity	115,011			109,119
Total liabilities and stockholders’
equity	$1,107,972			$1,079,470
Net interest earnings		$44,279			$44,335
Interest spread			4.46%			4.66%
Net interest margin			4.53%			4.72%

(1) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

17

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

	December 31, 2012	September 30, 2012	December 31, 2011
Common Tangible Book Value
Total stockholder's equity	115,317,000	113,138,000	111,118,000
Preferred stock (net)	18,483,000	18,428,000	18,263,000
Core deposit intangible (net)	10,296,000	10,862,000	12,558,000
Common tangible book value	86,538,000	83,848,000	80,297,000
Shares outstanding	21,670,212	21,656,951	21,627,549
Common tangible book value per share	$3.99	$3.87	$3.71

Stock Price	$2.65	$2.80	$1.15

Price/common tangible book	66.4%	72.3%	31.0%

Common tangible book/common tangible assets
Total assets	1,153,288,000	1,112,277,000	1,092,496,000
Preferred stock (net)	18,483,000	18,428,000	18,263,000
Core deposit intangible	10,296,000	10,863,000	12,558,000
Common tangible assets	1,124,509,000	1,082,987,000	1,061,675,000
Common tangible book	86,538,841	83,848,000	80,297,000
Common tangible equity to assets	7.70%	7.74%	7.56%

18